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                               THE MUNICIPAL FUND
                           ACCUMULATION PROGRAM, INC.

Dear Stockholder:

As a stockholder of The Municipal Fund Accumulation Program, Inc. (the "Program"), you are being asked to consider a transaction in which the National Portfolio of Merrill Lynch Municipal Bond Fund, Inc. ("National Portfolio") will acquire the Program (the "Reorganization"). The following chart outlines the Reorganization structure.

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            Surviving Fund                                  Acquired Fund
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
Merrill Lynch Municipal Bond Fund, Inc. -     The Municipal Fund Accumulation Program,
       National Portfolio                                       Inc.
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

On March 8, 2004, the Program will hold a Special Meeting of Stockholders for the purpose of considering the Reorganization. A combined proxy statement and prospectus, which provides information about the proposed Reorganization and about the Program and the National Portfolio, is enclosed along with a Question and Answer sheet that addresses frequently asked questions.

You are being asked to approve the Agreement and Plan of Reorganization pursuant to which the National Portfolio will acquire substantially all of the assets and will assume substantially all of the liabilities of the Program and will simultaneously distribute to the Program newly issued Class I shares of the National Portfolio. Such Class I shares will then be distributed on a proportionate basis to the stockholders of the Program. When the Reorganization is completed, the Program will terminate as a corporation under Maryland law and deregister as an investment company under the Investment Company Act of 1940, as amended.

The Board of Directors of the Program has reviewed the proposed Reorganization and recommends that you vote FOR the proposed Reorganization after carefully reviewing the enclosed materials.

Your vote is important. Please take a moment now to sign, date and return your proxy card in the enclosed postage paid return envelope. If you have been provided with the opportunity on your proxy card or voting instruction form to provide voting instructions via telephone or the Internet, you may take advantage of these voting options. If we do not hear from you, you may receive a telephone call from our proxy solicitor, Georgeson Shareholder, reminding you to vote your shares.

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In this Question and Answer Sheet, we will refer to The Municipal Fund
Accumulation Program, Inc. as the "Program" and the National Portfolio of Merrill Lynch Municipal Bond Fund, Inc. as the "National Portfolio."

Q.   Why am I receiving this proxy statement?

A. As a stockholder of the Program you are being asked to consider a transaction in which the National Portfolio will essentially acquire the Program. This transaction is referred to in this Question and Answer sheet as the "Reorganization." The Reorganization requires the approval of the Program's stockholders.

Q.   Who is receiving this proxy statement?

A. The stockholders of the Program are receiving this proxy statement. The Reorganization does not require the vote of stockholders of the National Portfolio.

Q.   Will there be a Stockholders' Meeting?

A. Yes. A Stockholders' Meeting for the Program will be held on Monday, March 8, 2004, at 800 Scudders Mill Road, Plainsboro, New Jersey at 9:00 a.m. Eastern time.

Q. Which fund will be the Surviving Fund and which fund will be the Acquired Fund in the Reorganization?

A. The National Portfolio will be the Surviving Fund. The Program will be the Acquired Fund.

Q.   Will the Reorganization change my privileges as a stockholder?

A. After the Reorganization, you will have the same rights as a stockholder of the National Portfolio as you currently have as a stockholder of the Program, and you will also acquire additional rights. For example, as a stockholder of the National Portfolio you will have an exchange privilege with other Merrill Lynch mutual funds. You will receive additional stockholder services after the Reorganization as well as the stockholder services currently available to you.

Q.   How will the Reorganization benefit Program stockholders?

A.   Stockholders should consider the following:

     . After the Reorganization, stockholders will be invested in an open-end fund with a substantially larger combined asset base and a broader portfolio of assets that can invest in a wider range of investments;

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     .    After the Reorganization, stockholders in the Surviving Fund are expected to experience:

          .    greater efficiency and flexibility in portfolio management
          .    a lower management fee rate and lower total operating expense ratio (the ratio of operating expenses to total fund assets) than prior to the Reorganization

Q.   Will the Reorganization affect the value of my investment?

A.   The value of your investment will not change.

Q. As an owner of shares of the Program, will I own the same class of shares of the National Portfolio after the Reorganization as I currently own?

A. No. The Program offers only one class of shares. The National Portfolio, however, is a multiple class fund that offers four different classes of shares, each with a different sales charge and expense structure. In the Reorganization, you will receive Class I shares of the National Portfolio in return for the shares you currently own in the Program. Although Class I shares of the National Portfolio are generally subject to a 4.00% front end sales charge, you will not be assessed this sales charge on the Class I shares you receive in the Reorganization.

     After the Reorganization, you will also be able to buy Class I shares of the National Portfolio directly. These direct purchases of Class I shares will be subject to the Class I shares 4.00% front end sales charge.

Q. As an owner of shares of the Program, will I own the same number of shares of the National Portfolio after the Reorganization as I currently own?

A. No. You will receive shares of the National Portfolio with the same aggregate net asset value as the shares of the Program you own on the business day prior to the closing date of the Reorganization (the "Valuation Date"). The number of shares you receive will depend on the relative net asset value of the shares of the two funds on that date. For example, let us assume that you own 10 shares of the Program. If the net asset value of the Program's shares on the Valuation Date is $6 per share, and the net asset value of the Class I shares of the National Portfolio on the Valuation Date is $12 per share, you will receive 5 Class I shares of the National Portfolio in the Reorganization. The aggregate net asset value of your investment will not change. (10 Program shares x $6 = $60; 5 National Portfolio Class I shares x $12 = $60).

     Thus, if on the Valuation Date the net asset value per share of the shares of the National Portfolio is higher than the net asset value per share of the shares of the Program, you will receive fewer shares of the National Portfolio in the Reorganization than you held in the Program before the Reorganization. On the other hand, if the net asset value per share of the shares of the National Portfolio is lower than the net asset value per share of

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     the shares of the Program, you will receive a greater number of shares of the National Portfolio in the Reorganization than you held in the Program before the Reorganization. The aggregate net asset value of your shares after the Reorganization will be the same as before the Reorganization.

Q.   What are the tax consequences for stockholders?

A. The Reorganization is structured as a tax-free transaction so that the completion of the Reorganization itself will not result in Federal income tax liability for stockholders of the Program.

Q.   Who will manage the Surviving Fund after the Reorganization?

A. Fund Asset Management, L.P. ("FAM") serves as the investment adviser to the National Portfolio and the Program. Theodore R. Jaeckel has served as portfolio manager for the Program since 2001. Walter O'Connor has served as the portfolio manager for the National Portfolio since 1996. Mr. O'Connor is expected to be the portfolio manager for the Surviving Fund following the Reorganization

Q.   What will the name of the Surviving Fund be after the Reorganization?

A. If the Reorganization is approved by the Program's stockholders, the Surviving Fund's name will be the National Portfolio of Merrill Lynch Municipal Bond Fund, Inc.

Q.   Why is my vote important?

A. For a quorum to be present at the Stockholders' Meeting, a majority of the outstanding shares of the Program entitled to vote at the Meeting must be represented either in person or by proxy. Approval of the Reorganization requires the affirmative vote of stockholders representing a majority of the outstanding shares of the Program entitled to vote, with all shares voting together as a single class. The Board of Directors of the Program urges every stockholder to vote. Please read all proxy materials thoroughly before casting your vote.

Q.   How can I vote?

A. You may vote by signing and returning your proxy card in the enclosed postage-paid envelope. If you have been provided with the opportunity on your proxy card or voting instruction form to provide voting instructions via telephone or the Internet, please take advantage of these voting options. You may also vote in person at the Stockholders' Meeting. If you submitted a proxy by mail, by telephone or on the Internet, you may withdraw it at the Meeting and then vote in person at the Meeting or you may submit a superseding proxy by mail, by telephone or on the Internet.

Q.   Has the Program retained a proxy solicitation firm?

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A.   Yes. The Program has hired Georgeson Shareholder to assist in the solicitation of proxies for the Meeting. While the Program expects most proxies to be returned by mail, the Program may also solicit proxies by telephone, fax, telegraph or personal interview.

Q. What if there are not enough votes to reach a quorum by the scheduled meeting date?

A. In order to ensure that we receive enough votes, we may need to take further action. We or our proxy solicitation firm may contact you by mail or telephone. Therefore, we encourage stockholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls. If enough shares are not represented at the Stockholders' Meeting for the necessary quorum or the necessary quorum is present but there are not sufficient votes to act upon the proposal by the time of the Stockholders' Meeting on March 8, 2004, the Meeting may be adjourned to permit further solicitation of proxy votes.

Q.   What is the Board's recommendation?

A. The Board of Directors of the Program believes that the Reorganization is in the best interests of the Program and its stockholders. It encourages stockholders to vote FOR the Reorganization.

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